EXHIBIT 12(a)



                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                          Years Ended December 31,
                             ---------------------------------------------------
                                2002       2001      2000       1999     1998
                                ----       ----      ----       ----     ----
                                            (dollars in millions)

Income from continuing
   operations                   $1,736       $601    $4,452     $5,576   $3,049
Income taxes                       533        768     2,393      3,118    1,636
(Income)/losses of and
  dividends from
  nonconsolidated associates      (43)        183       350        375      337
Amortization of capitalized
   interest                         73         73        69         66       68
                                 -----      -----     -----      -----    -----
Income from continuing
  operations before income
  taxes, undistributed
  income of nonconsolidated
  associates, and
  capitalized interest           2,299      1,625     7,264      9,135    5,090
                                 -----      -----     -----      -----    -----
Fixed charges included in
  income from continuing
  operations
Interest and related
  charges on debt                8,327      8,770     9,475      7,642    6,441
Portion of rentals deemed
   to be interest                  318        330       341        284      251
                                 -----      -----     -----      -----    -----
  Total fixed charges
   included in income from
   continuing operations         8,645      9,100     9,816      7,926    6,692
                                 -----      -----     -----      -----    -----
Earnings available for
   fixed charges               $10,944    $10,725   $17,080    $17,061  $11,782
                                ======     ======    ======     ======   ======
Fixed charges
Fixed charges included in
  income from continuing
  operations                    $8,645     $9,100    $9,816     $7,926    $6,692
Interest capitalized in the
  period                           191        171       137         95       110
                                 -----      -----     -----      -----    -----
   Total fixed charges          $8,836     $9,271    $9,953     $8,021    $6,802
                                ======     ======    ======     ======   ======

Ratio of earnings to fixed
   charges                        1.24       1.16      1.72       2.13      1.73
                                ======     ======    ======     ======   ======